Exhibit 5.1

July 8, 2025

GameSquare Holdings, Inc.

6775 Cowboys Way, Ste. 1335

Frisco, TX 75034

Ladies and Gentlemen:

We have acted as counsel for GameSquare Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), as amended, and the prospectus as part thereof (the “Base Prospectus”), filed by the Company with the Securities and Exchange Commission (the “SEC”) on May 9, 2025, and declared effective on June 4, 2025, the Registration Statement filed on Form S-3 by the Company with the Commission on May 9, 2025 pursuant to Rule 462(b) of the Securities Act (the “Rule 462(b) Registration Statement”) and the Prospectus Supplement, dated July 7, 2025 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Prospectus relates to the sale of (i) up to $9,250,000 of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which includes Shares of the Company’s Common Stock that may be sold pursuant to the exercise of an option to purchase additional shares, and/or (ii) pre-funded warrants (the “Warrants”, and the shares of Common Stock underlying the Warrants, the “Warrant Shares”)(the Shares, the Warrants, and the Warrant Shares, the “Securities”), pursuant to an underwriting agreement (the “Underwriting Agreement”), dated July 7, 2025, between the Company and Lucid Capital Markets, LLC as underwriter. This opinion is being rendered in connection with the filing of the Prospectus with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

We have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the Securities, when sold and issued in accordance with the Underwriting Agreement and, upon payment therefor, in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

We hereby consent to the filing of this letter as Exhibit 5.1 to a Current Report on Form 8-K that will be filed by the Company and incorporated by reference into the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & Hostetler LLP

BAKER & HOSTETLER LLP